UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

--------------------

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

Berliner Communications, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	75-2233445 (IRS Employer Identification No.)

20 Bushes Lane Elmwood Park, New Jersey (Address of Principal Executive Offices)	07407 (Zip Code)

Registrant's telephone number, including area code: (201) 791-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 15, 2007 (the “Effective Date”), we entered into an employment agreement (the “Employment Agreement”) with Raymond A. Cardonne, Jr. providing for the appointment of Mr. Cardonne as our Chief Financial Officer and Treasurer. The following summarizes the material terms of the Employment Agreement:

•	The term of the Employment Agreement begins on the Effective Date and continues until June 30, 2010;

•	Mr. Cardonne will receive an annual base salary of $225,000;

•
Mr. Cardonne is entitled to participate in all compensation and employee benefit plans. Mr. Cardonne is eligible to earn a cash bonus at the end of each fiscal year based on performance criteria set by the Compensation Committee of our Board of Directors. For the fiscal year ending June 30, 2008, Mr. Cardonne’s cash bonus compensation will be based on the following factors:

•	50% will be based on the Company achieving no less than $3.5 million in EBITDA for the fiscal year;

•
50% will be based upon the employee’s personal performance, as determined by our Chief Executive Officer and Compensation Committee according to criteria to be established in consultation with Mr. Cardonne; and

•
If the above referenced EBITDA target is achieved, and if Mr. Cardonne’s personal performance merits it, the Company expects that Mr. Cardonne will receive a cash bonus of no less than thirty percent (30%) of his base salary paid during the year.

•
Mr. Cardonne will be granted options to purchase 100,000 shares of our common stock pursuant to our stock option award policy. The options will be subject to the terms of our 1999 Omnibus Securities Plan. These options will vest equally over a four year period on the anniversary of the Effective Date.

•
Mr. Cardonne may be entitled to receive certain payments upon termination of his employment or a change of control of the Company. Pursuant to the Employment Agreement, Mr. Cardonne will be required to devote all of his business time, attention, skill and efforts exclusively to our business and affairs. If his employment is terminated without “Cause” (as defined in the Employment Agreement), if he resigns for “Good Reason” (as defined in the Employment Agreement) or if he is terminated in connection with a “Change of Control” (as defined in the Employment Agreement) he will be entitled to an amount equal to his base salary then in effect for the remainder of the employment term (which ends June 30, 2010) or for one year, whichever is longer. Payments made in connection with his termination of employment are generally subject to his delivery to us of a general release of claims.

Prior to joining the Company, Mr. Cardonne, age 41, served as the Chief Financial Officer and Treasurer of Refac Optical Group, a then AMEX-listed retail optical chain with over 500 locations, from August 2000 until February 2007. From December 1997 until August 2000, he served as a Vice President of Refac responsible for technology licensing and commercialization. Prior to joining Refac, Mr. Cardonne was a Vice President of Corporate Development at Technology Management & Funding, L.P., a limited partnership formed to create and develop early stage technology-based companies, from December 1994 through November 1997. Mr. Cardonne also worked for NEPA Venture Funds, an early-stage venture capital firm. Mr. Cardonne received his Bachelor of Science degree and Master of Business Administration from Lehigh University.

The foregoing description of the Employment Agreement does not purport to be a complete statement of our Company’s or Mr. Cardonne’s rights under the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

     Not Applicable.

(b)	Pro Forma financial information

     Not Applicable.

(c)	Shell Company Transactions.

     Not Applicable.

(d)	Exhibits

10.1	Employment Agreement, dated as of November 15, 2007, by and between Berliner Communications, Inc. and Raymond A. Cardonne, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERLINER COMMUNICATIONS, INC.

Date: November 15, 2007	By:	/s/ Richard Berliner
Name: Richard Berliner
Title: Chief Executive Officer